FOR IMMEDIATE RELEASE


                        TRI-COUNTY FINANCIAL CORPORATION
                      ANNOUNCES PRIVATE PLACEMENT OFFERING


WALDORF, MARYLAND, JULY 9, 2007 -- On July 9, 2007, Tri-County Financial Corporation (OTCBB: TCFC) (the "Company") commenced a private placement offering of up to 250,000 shares of the Company's common stock, par value $0.01 per share, at an offering price of $26.25 per share, or up to an aggregate of $6.5 million. The Company intends to sell the shares only through the members of its Board of Directors and Senior Management, none of whom are associated with a securities broker/dealer, and no selling commissions or other form of compensation will be paid to any party in connection with the sale of shares. The Company expects that the offering will terminate not later than October 31, 2007. However, the Company reserves the right, in its sole discretion, to extend the offering period until December 31, 2007.

The offering is being made to select persons through a Confidential Private Placement Memorandum in reliance upon exemptions from the registration requirements of the Securities Act of 1933. This press release is not an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any offer or sale of the securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and eight branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick and California, Maryland.

Contact:   Michael L. Middleton
           President and Chief Executive Officer
           (888) 745-2265 ext. 1053